Filed Pursuant to Rule 424(b)(7)
                                                        Registration Statement No. 333-139950

PROSPECTUS SUPPLEMENT No. 3

(To Prospectus dated January 12, 2007,
as supplemented by the Prospectus
Supplement dated April 2, 2007 and
Prospectus Supplement No. 2 dated
April 23, 2007)

$115,000,000

Acadia Realty Trust

3.75% Convertible Notes due 2026 and
Common Shares Issuable Upon Conversion of the Notes

            This prospectus supplement no. 3 supplements and amends the prospectus dated January 12, 2007 (as amended by the prospectus supplement dated April 2, 2007 and prospectus supplement no. 2 dated April 23, 2007) relating to the sale from time to time by the selling security holders named in the prospectus supplement dated April 2, 2007 and in this prospectus supplement of up to $115,000,000 aggregate principal amount of our 3.75% Convertible Notes due 2026 and our common shares issuable upon conversion of the notes.

           This prospectus supplement should be read in conjunction with and accompanied by, and is qualified by reference to, the prospectus and the prospectus supplement dated April 2, 2007, except to the extent that the information in this prospectus supplement supersedes any information contained in those documents.

Our common shares are listed on the New York Stock Exchange under the symbol “AKR.”  On July 20, 2007, the last reported sales price for our common shares on the New York Stock Exchange was $25.48 per share.

Investing in the notes and our common shares involves risks.  See “Risk Factors” beginning on page S-7 of the prospectus supplement dated April 2, 2007, as well as in the documents incorporated by reference in the prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 25, 2007

SELLING SECURITY HOLDERS

     The information appearing in the table below supplements and supersedes the information with respect to such selling security holders in the table appearing under the heading “Selling Security Holders” in the prospectus supplement dated April 2, 2007. The information is based solely on information provided to us by or on behalf of the selling security holders on or prior to July 20, 2007. The number of common shares issuable upon conversion of the notes shown in the table below assume conversion of the full amount of notes held by each holder at the initial conversion rate of 32.4002 common shares per $1,000 principal amounts of the notes. This conversion rate is subject to adjustments in certain circumstances. Because the selling security holders may offer all or some portion of the notes or common shares issuable upon conversion of the notes, we have assumed for purposes of the table below that the named selling security holders will sell all of the notes or convert all of the notes and sell all of the common shares issuable upon conversion of the notes offered pursuant to this prospectus supplement and the prospectus supplement dated April 2, 2007. In addition, the selling security holders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information regarding their notes in transactions exempt from the registration requirements of the Securities Act.

Name	Principal Amount of Notes Beneficially Owned and Offered Hereby (1)	Percentage of Outstanding Notes Beneficially Owned Prior to this Offering	Common Shares Issuable Upon Conversion of the Notes and Available for Resale(1)(2)	Other Common Shares Beneficially Owned	Percentage of Outstanding Common Shares Beneficially Owned Following the Offering (3)

Highbridge International LLC (4)	5,000,000	4.3%	162,001	--	--

Highbridge Convertible Arbitrage Master Fund, L.P. (4)	2,000,000	1.7%	64,800	--	--

______________

(1)
Amounts indicated may be in excess of the total amount registered due to sales or transfers exempt from the registration requirements of the Securities Act since the date upon which the selling security holders provided us with the information regarding their holdings of notes and common shares for inclusion herein.

(2)
Consists of common shares issuable upon conversion of the notes, assuming the initial conversion rate of 32.4002 common shares per $1,000 principal amount of notes and a cash payment in lieu of any fractional share interests. The conversion price is subject to adjustment as described in the prospectus supplement dated April 2, 2007 under “Description of Notes—Conversion Rights.”

(3)
Calculated based on Rule 13d-3(d)(i) under the Securities Exchange Act of 1934, as amended, using 32,130,608 shares outstanding as of May 9, 2007. In calculating this amount, we treated as outstanding the number of common shares issuable upon conversion of all of the convertible notes held by a particular holder. However, we did not assume the conversion of the convertible notes held by any other holder.

(4)
Highbridge Capital Management, LLC is the trading manager of this entity and has voting control and investment discretion over the securities held by this entity.  Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and exercise voting control and investment discretion over the securities held by this entity.  Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaim beneficial ownership of the securities held by this entity.